Exhibit 10.12

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”), dated April 7, 2011, is by and between COA Holdings, Inc., a Nevada corporation (“COAH”) and Glenn Geller (“Shareholder”).

Recitals

A.

Whereas, on March 29, 2011, COAH entered into that certain Agreement and Plan of Merger, by and among Anoteros, Inc., a Nevada corporation (“Parent”), Antero Payment Solutions, Inc., a Nevada corporation (“Merger Sub”), COA Holdings, Inc., a Nevada corporation (“COAH” or the Company”) and certain Major Shareholders of COAH, under which at the Effective Time of the Merger (the “Closing”), COAH would merge with and into Merger Sub with Merger Sub surviving as a wholly-owned subsidiary of Parent (the “Merger”).

B.

Whereas, the Merger has been approved by the Major Shareholders of COAH and is expected to close on or about April 11, 2011 (the “Effective Date”), subject to the satisfaction of certain conditions to closing as set forth in the Merger Agreement, including the execution of this Agreement by the Shareholder.

C.

Whereas, Shareholder is the record and beneficial owner of 5,000,000 shares of common stock of COAH (the “Covered Shares”).

D.

Whereas, subject to and conditioned upon the closing and consummation of the Merger the Shareholder has agreed to enter into this Agreement

Agreement

NOW, WHEREFORE, pursuant to the terms of the Merger Agreement and in consideration of the foregoing, the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.

Lock-Up.  Subject to and conditioned upon the closing and consummation of the Merger, at the Effective Date, the Shareholder hereby agrees:

(a)

During the first 12 months from the Effective Date, Shareholder shall not sell, or be entitled to sell any Covered Shares, or shares into which the Covered Shares are converted or exchanged into as a result of the Merger. During the period commencing at the end of the 12 months following the Effective Date and through the date which is 12 months after the closing, Shareholder shall not sell, or be entitled to sell more than an aggregate of 50,000 shares of COAH Common Stock, per quarter in either private transactions or open market trading should a public trading market develop for the sale of Covered Shares or shares into which the Covered Shares are converted or exchanged into.   The Lock-Up Period shall end and terminate on the second anniversary date of the Effective Date.

(b)

COAH and any successor entity shall be entitled to furnish a copy of this Agreement to its transfer agent with designated certificate numbers belonging to Shareholder agreeing to the lock-up and issue a stop order on any transfer which would violate the terms of this Agreement.

(c)

For the purposes of this Agreement the term Transfer shall mean any offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Covered Shares, or Shareholder entering into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Covered Shares.

2.

Representation and Warranties of the Shareholder.  Shareholder hereby represents and warrants to COAH that:

(a)

Upon the issuance of the Covered Shares to Shareholder, Shareholder shall be the record owner of the Covered Shares.

(b)

This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

(c)

Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Shareholder to perform its obligations under this Agreement.  Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder's Shares.

3.

Covenants. Shareholder agrees with, and covenants to, COAH the following:

(a)

The Covered Shares and the certificates representing the Covered Shares are now, and at all times all such shares then held will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, and that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Shareholder to perform its obligations under this Agreement.

(b)

Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement.

4.

Enforcement of Agreement. The parties agree that COAH and its successors or assigns would be irreparably damaged if for any reason the Shareholders failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that COAH, and its successors or assigns would not have an adequate remedy at law for money damages in such event. Accordingly, COAH and its successors or assigns shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Shareholder; and, if COAH or its successors or assigns should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Shareholder hereby waives the claim or defense that COAH or its successors or assigns has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that COAH or its successors or assigns may have against the Shareholder for any failure to perform its respective obligations under this Agreement.

5.

Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

6.

Notices. All notices, requests, demands and other communications under this Agreement, shall be in writing and shall be deemed to have been duly given:  (a) when received by facsimile or similar device, if subsequently confirmed by a writing sent within twenty-four (24) hours after the giving of such notice; (b) upon receipt if delivered personally; or (c) on the date of receipt, if sent by FedEx or other international overnight delivery service; and in any case, addressed as follows:

If to COAH addressed to:

COA Holdings Inc.

Attn: Michael J. Sinnwell Jr., President

4518 E. Sharon Dr.

Phoenix, AZ 85032

If to Shareholder, addressed to:

Glenn Geller

10701 S. Eastern Ave. #421

Henderson, NV 89052

7.

Termination of Agreement. The Lock-Up as provided herein is expressly subject to the consummation and closing of the Merger as contemplated by the Merger Agreement, subject to extension by the parties thereto as provided by or permitted in Merger Agreement.  In the event that the Closing is not affected, this Agreement shall be null and void ab initio.

8.

Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.

Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by COAH, or and its successors or assigns. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

10.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought in any federal or state court located in the State of California and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts there from) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

11.

Waiver of Jury Trial. The Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Agreement, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

12.

Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Facsimile signatures shall be sufficient for execution of this Agreement.

***Signature Page Follows***

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

COA HOLDINGS, INC.

/s/ Michael J. Sinnwell Jr.

By: Michael Sinnwell Jr.

Its:  President and CEO

SHAREHOLDER

/s/ Glenn Geller

Glenn Geller